MetLife Investors Insurance Company
                                700 Market Street
                            St. Louis, Missouri 63101



401 PLAN ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. The effective date of this Endorsement is the issue date of the Contract. The following provisions apply to a Contract which is issued under a plan qualified under the Internal Revenue Code of 1986, as amended, ("Code") Section 401 (the "Plan"). In the case of a conflict with any provision in the Contract and any other Endorsements or Riders, the provisions of this Endorsement will control. The Contract is amended as follows:

1. The Annuitant of this Contract will be the applicable Participant under the Plan and the Owner of this Contract will be as designated in the Plan.

2. This Contract and the benefits under it, cannot be sold, assigned, transferred, discounted, pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, or otherwise transferred to any person other than the Company.

3. This Contract shall be subject to the provisions, terms and conditions of the qualified pension or profit-sharing Plan under which the Contract is issued. Any payment, distribution or transfer under this Contract shall comply with the provisions, terms and conditions of such Plan as determined by the Plan administrator, trustee or other designated Plan fiduciary. We shall be under no obligation under or by reason of issuance of this Contract either (a) to determine whether any such payment, distribution or transfer complies with the provisions, terms and conditions of such Plan or with applicable law, or (b) to administer such Plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984.

4. Notwithstanding any provision to the contrary in this Contract or the qualified pension or profit-sharing Plan of which this Contract is a part, we reserve the right to amend or modify this Contract or Endorsement to the extent necessary to comply with any law, regulation, ruling or other requirement deemed by us to be necessary to establish or maintain the qualified status of such pension or profit-sharing Plan.

MetLife Investors Insurance Company has caused this Endorsement to be signed by its President and Secretary.

Form 7025 (11/00)